FOR IMMEDIATE RELEASE

Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group Tel 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS REPORTS THIRD QUARTER 2006 RESULTS

Continuing Operations: 3rd Consecutive Profitable Quarter at $0.02 Per Share GAAP; EBITDA
Doubles to $0.12 Per Share

ANNAPOLIS, MD – November 2, 2006 – TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless communications technology, today announced results for the third quarter ended September 30, 2006.

•	Revenue from continuing operations was $30.8 million, down slightly from $31.9 million in the previous quarter and up 6% from $29.2 million in the third quarter of 2005.

•	Gross profit from continuing operations was $13.6 million, down 4% from $14.2 million in the previous quarter and up 16% from $11.7 million the third quarter of 2005.

•	GAAP income from continuing operations was $0.8 million or $0.02 per share, unchanged from $0.8 million or $0.02 per share in the previous quarter, and compared to a GAAP loss from continuing operations of $0.3 million or ($0.01) per share in the third quarter of 2005. Costs and expenses included non-cash stock-based compensation of $0.7 million ($0.02 per share) in the third quarter of 2006 , $0.9 million ($0.02 per share) in the previous quarter and $0.2 million ($0.00 per share) in the third quarter of 2005.

•	Based on Enterprise asset disposition progress at the end of the third quarter, the company booked a non-cash impairment charge of $13 million in the third quarter of 2006 against book value of discontinued operations assets, reducing the book value of Enterprise division goodwill included in the assets of discontinued operations on the company’s balance sheet. The valuation adjustment has no effect on continuing operations.

•	After the impairment charge, GAAP net loss from combined continuing and discontinued operations was $13.7 million, or ($0.35) per basic and diluted share, compared to a net loss of $2.2 million, or ($0.06) per basic and diluted share for the third quarter of last year.

•	EBITDA (continuing operations) was $4.6 million or $0.12 per basic and diluted share, up from $2.4 million or $0.06 per basic and diluted share in the third quarter of 2005. (See important discussion about the presentation of EBITDA, below.)

“This is our third consecutive quarter of positive income from continuing operations,” noted Maurice B. Tosé, TCS chairman, president and CEO, ”and TCS expects to meet or exceed the 2006 results we anticipated going into the year. The quarter was also highlighted by a number of major wins. Our Government segment was taken to a new level when TCS was selected as one of six prime contractors for a multi-billion dollar world wide satellite services contract. For our Commercial segment, continued growth in the use of text messaging in the U.S. resulted in another major carrier purchase of message center software license capacity. This validates our strategy of continued investment in carrier software R&D by creating strong carrier software results in the third quarter—again demonstrating our carrier license/maintenance strategy is sound and effective.”

Tosé added, “During the quarter we also continued to optimize benefits from our investment in intellectual property. We also secured our 46th U.S. patent, and took other steps to monetize the value of this growing portfolio. We worked intensively with prospective buyers of our Enterprise division assets and expect to conclude dispositions by year-end.”

3rd Quarter 2006 Highlights

Commercial Highlights

•	Location Platform Was Deployed at Mid-sized US Wireless Carrier. TCS made its largest ever US in-network Xypoint location-based system sale to a large, tier 2 wireless carrier.

•	Lucent Technologies and TCS Signed Global Reseller Agreement to Offer Location Solutions to Mobile and Converged Carriers. The agreement calls for Lucent to distribute and resell globally TCS location-based solutions and applications. Location-based solutions enable service providers to offer their enterprise and residential customers a broad array of useful new services.

•	TCS Signed Reseller Agreement with ConneXon Telecom for TCS VoIP E9-1-1 Service. The agreement opens enterprise markets to TCS. Designed for mobility, TCS VoIP E9-1-1 service enables ConneXon to provide affordable emergency call routing to small to medium-size VoIP providers and enterprises.

•	A Multi-Million Dollar Sale of TCS’s Short Message Service (SMS) License Capacity was made. This represented the third consecutive quarterly carrier purchase. SMS enables wireless users to send short text messages to wireless and wireline text-message-capable devices.

•	44th and 45th Patents Awarded for TCS’s Fourth Precise Location Patent and Canadian Short Message Service Patent. The 44th patent relates to providing precise location services to devices on wireless networks. The 45th patent issued by Canada covers a TCS invention that relates to sending a text message to a wireless subscriber from multiple Short Message Service Centers (SMSCs).

•	TCS Continued to Expand Location Patent Portfolio with Award of Assisted GPS Patent. With this 46th patent, TCS now has 13 location-based patents as part of its location patent portfolio. As Location-Based Services (LBS) become increasingly adopted, TCS is building a location-based patent portfolio that meets the requirements of its carrier customers.

•	Intellectual Property Monetization Efforts Progressed. Company management worked with counsel and consultants to negotiate sales of patents not actively used in the current business, and to address cases of apparent infringement.

•	TCS Successfully Demonstrated Location Interoperability With New Handsets During Latest Open Mobile Alliance TestFest. TCS successfully passed all planned test cases, setting the gold standard for network interoperability and functionality. The interoperability demonstration gave evidence to the increasing number of handsets expected to be available to support precise location solutions in GSM and UMTS networks.

•	TCS Introduced Next-Generation E9-1-1 Database. The Global ALI with Location Enhanced Objects (GALILEO™) database supports IP-based Next Generation 9-1-1 initiatives while remaining compatible with legacy E9-1-1 systems. This allows TCS to provide location and callback number information on behalf of wireless, landline, or VoIP service providers while supporting future data exchange needs, such as personal information or Vehicle Emergency Data from telematics providers.

Government Highlights

•	TCS Was Named as Awardee in $5 Billion World-Wide Satellite Systems IDIQ Contract. As one of only six prime contractors awarded, TCS will offer turn-key, single source and quick reaction solutions for emerging communications requirements worldwide in support of all federal missions. TCS expects to work with General Dynamics Information Technology, Radyne and Data Path Inc. as part of this program. TCS’s entire Swiftlink® suite of products and services that support secure, deployable communication are some of the solutions TCS will be providing under this program.

•	U.S. Navy Selected TCS for SATCOM Terminal Program. The Space and Naval Warfare (SPAWAR) Systems Center in North Charleston, SC, selected TCS as one of eight vendors to provide satellite communications products under a five-year program. The aggregate value of the program is expected to reach approximately $50 million. Shipments are expected to begin during the fourth quarter 2006.

•	U.S. Marine Corps Selected Swiftlink for Emergency Contingency Communications. TCS was awarded a contract by U.S. Marine Corps Forces, Pacific (MARFORPAC) to provide a satellite-based, encrypted emergency communications network for back-up communications.

•	TCS Achieved Major Technological Breakthrough with Availability of Swiftlink 2510 SLICK. The new highly portable wireless device greatly reduces the weight and size associated with deployable communication systems. It supports individual and rapid response team needs for reliable commercial or U.S. government-type encryption, remote location networking and broadband Internet Protocol (IP) global area networking.

Financial Details

Revenue and Gross Profit from continuing operations compared to third quarter 2005 results:

	Three months ended September 30
	2006			2005
Comml.		Govt.	Total	Comml.	Govt.	Total

Revenue ($millions)

Services	$14.2	$7.3	$21.5	$14.3	$5.7	$20.0
Systems	5.4	3.9	9.3	2.9	6.3	9.2

Total revenue	$19.6	$11.2	$30.8	$17.2	$12.0	$29.2

Gross profit ($millions)

Gross Profit-services	6.7	2.0	8.7	7.5	1.8	9.3
As % of rev	47%	27%	40%	53%	32%	46%
Gross Profit-systems	3.7	1.2	4.9	0.7	1.6	2.3
As % of rev	69%	31%	53%	24%	25%	25%

Total Gross Profit	$10.4	$3.2	$13.6	$8.2	$3.4	$11.6

As % of rev	53%	29%	44%	48%	28%	40%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock compensation, excluding Enterprise Division operations.)

Services revenue and gross profit
Revenue from hosting, subscriber, and maintenance services, mainly for wireless and VoIP carriers, and technical services, mainly for government customers, was $21.5 million in the third quarter of 2006, down 5% from $22.6 million in the previous quarter, and up 7.5% from $20.0 million in same year-ago quarter. The year-over-year growth is due mainly to continuing growth in Voice over IP E9-1-1 business, and in professional and teleport-based services for government customers. The gross profit from this category of revenue was $8.7 million or 40% of revenue in the third quarter of 2006, as compared to $9.1 million or 37% of revenue in the previous quarter, and $9.3 million or 47% of revenue in the third quarter of 2005.

Systems revenue and gross profit
Revenue from sales of systems was $9.3 million, unchanged from $9.3 million the previous quarter, and up 1.1% from $9.2 million for the same period in 2005. Commercial systems revenue was $5.4 million for the quarter, up 42% from $3.8 million in the previous quarter and up 86% from $2.9 million in the same period in 2005. Sales of government systems were $3.9 million in the third quarter of 2006, down 29% from $5.5 million in the previous quarter, and down 38% from $6.3 million a year ago.

The gross profit from systems sales was $4.9 million in the third quarter of 2006 or 53% of revenue         , versus $5.2 million or 56% of revenue in the previous quarter, and $2.3 million or 25% of revenue in the third quarter of 2005. Gross profit has been higher in quarters when large capacity license sales occur.

Cash operating expenses (research and development & sales, general, and administrative expenses)
Research and development expense in the third quarter of 2006 was $3.0 million, down 14% from $3.5 million in the previous quarter and down 14% from $3.5 million in the same period in 2005. Sales and marketing expenses totaled $2.8 million in the third quarter of 2006, down 10% from the previous quarter’s $3.1 million, and up 8% from $2.6 million in the same period in 2005. General and administrative expenses totaled $4.3 million in the third quarter of 2006, up slightly from $4.1 million in the previous quarter, and up 23% from $3.5 million the third quarter of 2005. G&A expense in 2006 includes higher legal fees associated with intellectual property related activity than in 2005.

Non-cash operating expenses (Depreciation, amortization, and non-cash stock compensation expenses)
Depreciation and amortization of property, equipment, and acquired intangible assets totaled $1.9 million, which is unchanged from $1.9 million in the previous quarter, and compared to $2.1 million in the third quarter of 2005. Non-cash stock compensation expense in the third quarter of 2006 increased to $0.7 million from $0.2 million last year, mainly due to the recognition of compensation expenses as a result of the application of SFAS 123®.

Liquidity, capital resources, and assets held for sale
At September 30, 2006 the company had $10.7 million of cash and cash equivalents, or about the same as at the end of the previous quarter. Sources of funds were the company’s $4.6 million continuing operations EBITDA and net revolving credit borrowings of $5.5 million. Funds were used for capital investments (including software development) of $1.3 million, cash interest of $0.4 million, net spending associated with discontinued operations of $3.9 million, and $1.3 million of net lease and term debt principal reduction. Working capital investment increased by $3.0 million, reflecting the return of days’ revenue in receivables to historical levels.

The company recorded a third-quarter $13 million write-down of the value of Enterprise division assets that are held for sale. Negotiations and due diligence are continuing with prospective buyers, and the write-down reflects an updated estimate of proceeds that the Company expects to realize upon conclusion of the disposition process.

Backlog
As of September 30, 2006, the company’s continuing operations backlog was approximately $95 million, compared to $104 million at the end of the previous quarter. Backlog expected to be realized in the next 12 months is $60 million, as compared to $57 million at the end of the previous quarter and $60 million at year end 2005.

About the Presentation of EBITDA
EBITDA and EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. We define EBITDA as net income/(loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

GAAP to non-GAAP Reconciliation	Three months ended September 30
(amounts in thousands)	2006	2005
Consolidated Statement of Operations Reconciliation	(unaudited)

Net loss on a GAAP basis	$(13,749)	$(2,212)
Cash interest, financing, and other costs	427	133
Depreciation and amortization of property and equipment	1,895	2,133
Non-cash interest, financing, and other costs	398	88
Amortization of software development costs	369	156
Non-cash stock compensation expense	701	153
Amortization of acquired intangible assets	37	66
Subtotal non-cash charges, continuing ops	3,400	2,596
Writedown of discontinued operations goodwill	13,000	-
Loss from Enterprise operations held for sale	1,510	1,899

Subtotal discontinued ops	14,510	1,899
EBITDA from continuing operations	$4,588	$2,416
Consolidated Statement of Operations Reconciliation per Share

Net loss on a GAAP basis	$(0.35)	$(0.06)
Cash interest, financing, and other costs	0.01	0.00
Depreciation and amortization of property and equipment	0.05	0.05
Non-cash interest, financing, and other costs	0.01	0.00
Amortization of software development costs	0.01	0.00
Non-cash stock compensation expense	0.02	0.00
Amortization of acquired intangible assets	0.00	0.00
Subtotal non-cash charges, continuing ops	0.09	0.07
Writedown of discontinued operations goodwill	0.33	-
Loss from Enterprise operations held for sale	0.04	0.05

Subtotal discontinued ops	0.37	0.05
EBITDA from continuing operations	0.12	0.06
Shares used in calculation	39,468	39,003

Conference Call
TCS will host a conference call to discuss the results later today (Thursday, November 2, 2006) at 5:00 PM ET. The company’s chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number below shortly before the 5:00 PM start time. Ask for the TeleCommunication Systems conference call hosted by Mr. Tosé, with Conference ID#: 35467986. The teleconference dial-in numbers are as follows:

Domestic callers:	1- 866-700-7173
International callers:	1-617-213-8838

The conference call will be broadcast simultaneously on the company’s web site, www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A replay of the call will be available later that evening, beginning at 7:00 PM EST, and will be accessible until November 9, 2006 at 07:00 PM ET. The replay call-in number is 1- 888-286-8010 for domestic callers and 1- 617-801-6888 for international. The access number is 97929412.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems and engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless and VoIP carriers around the world, and agencies of the U.S. Departments of Defense, State, and Homeland Security. For more information, visit http://www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) TCS is positioned to meet or exceed the 2006 results previously expected; (b) our carrier license/maintenance strategy is sound and effective; (c) TCS is building a location-based patent portfolio that meets the requirements of its carrier customers; (d) we plan to conclude asset dispositions by year-end, (e) shipments of satellite communications products to SPAWAR are expected to begin during the 4th quarter of 2006; and (f) backlog expected to be realized in the next twelve months is $60 million. Also, while management currently expects to fully realize the $5.7 million net book value of assets held for sale upon disposition, there can be no assurance that we will do so.

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, or other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) reach and sustain profitability when anticipated, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its business offerings in the new wireless data industry, (vi) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy.. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue
Services	$21,473	$20,028	$66,060	$54,427
Systems	9,337	9,141	28,380	21,002
Total revenue	30,810	29,169	94,440	75,429
Direct costs of revenue
Direct cost of services revenue	12,813	10,660	39,565	28,212
Direct cost of systems	4,423	6,849	13,497	12,949
Total direct cost of revenue	17,236	17,509	53,062	41,161
Services gross profit	8,660	9,368	26,495	26,215
As a % of revenue	40%	47%	40%	48%
Systems gross profit	4,914	2,292	14,883	8,053
As a % of revenue	53%	25%	52%	38%

Total gross profit	13,574	11,660	41,378	34,268
Total gross profit as a % of revenue	44%	40%	44%	45%
Operating costs and expenses
Research and development expense	2,994	3,455	9,403	10,920
Sales and marketing expense	2,787	2,604	8,976	8,205
General and administrative expense	4,275	3,494	12,649	11,025
Depreciation and amortization of property and equipment	1,895	2,133	6,196	6,187
Amortization of acquired intangible assets	37	66	111	140
Total operating costs and expenses	11,988	11,752	37,335	36,477
Income/(loss) from continuing operations	1,586	(93)	4,043	(2,209)
Cash interest expense	(473)	(165)	(1,275)	1,280
Non-cash financing cost	(398)	(84)	(1,042)	(2,017)
Other income/(expense), net	46	29	137	(259)
Income/(loss) from continuing operations	761	(313)	1,863	(3,205)
Loss from discontinued operations before impairment charge	(1,510)	(1,899)	(5,878)	(5,133)
Writedown of discontinued operations goodwill	(13,000)		(13,000)
Net loss	$(13,749)	$(2,212)	$(17,015)	$(8,338)
Income/(loss) per share- basic and diluted
Income/(loss) per share from continuing operations	$0.02	$(0.01)	$0.05	$(0.08)
Loss from discontinued operations	(0.37)	(0.05)	(0.48)	(0.14)

Net loss per share-basic	$(0.35)	$(0.06)	$(0.43)	$(0.22)

Weighted average shares outstanding- basic	39,468	39,003	39,290	38,743
Weighted average shares outstanding- diluted	39,813	39,003	39,838	38,743

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$10,675	$9,320
Accounts receivable, net	21,076	20,886
Unbilled receivables	7,051	6,361
Inventory	3,892	3,197
Other current assets	3,707	2,970
Assets of discontinued operations	13,154	22,891

Total current assets	59,555	65,625
Property and equipment, net	12,587	16,323
Software development costs, net	4,218	3,825
Acquired intangible assets, net	893	1,004
Goodwill	1,813	1,813
Other assets	2,157	1,982

Total assets	$81,223	$90,572

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,649	$14,146
Deferred revenue	4,164	4,123
Current portion of capital leases and notes payable	9,672	13,181
Liabilities of discontinued operations	7,470	6,719

Total current liabilities	33,955	38,169
Capital leases and notes payable, less current	8,499	3,341
portion and net of debt discount
Total liabilities	42,454	41,510

Total stockholders' equity	38,769	49,062

Total liabilities and stockholders' equity	$81,223	$90,572